99.2 Press Release of the Company, dated: November 10, 2005

(NJ-MEDISCIENCE-TECH) (MDSC-OTCBB) Mediscience Technology Corp. Names Frank Benick, CPA Chief Financial Officer

CHERRY HILL, N.J. November 10, 2005 Mediscience Technology, Corp. (OTCBB: MDSC) announced today that Mr. Frank Benick CPA has joined the company as its Chief Financial Officer effective November 15, 2005. Mr.Benick has extensive CFO experience in the management and supervision of public company accounting with specific expertise in all phases of accounting, and related SEC/Sarbanes matters. His consultant responsibilities will include advice/oversight of Mediscience management including but not limited to the filing of SEC Forms 1Q-Q, 10-K, weekly and monthly financial statements, installation of computer and accounting controls for cash, payroll, invoice payment, gross profit analysis and budgets.

The text of his employment agreement and CV is filed as Exhibit 99.1 to the Company's SEC 8-K filed November 10, 2005

                          About Mediscience Technology
Mediscience Technology Corporation and its New York subsidiary, Medi-photonics Development Company LLC, is engaged in the design, development and commercialization of medical devices that detect cancer and physiological change using frequencies of light that are emitted, scattered and absorbed to distinguish malignant, precancerous, or benign tissues from normal tissues. Mediscience's exclusive protected noninvasive technology combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other methods of cancer detection.
                                 Investor Notice
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the parties/company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the parties/ company's ability to implement its long-range business plan for the joint or independent development of various applications of its technology/ IP; the company's ability to enter into future agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US regulatory i.e. FDA clearances applicable to applications of the company's technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the parties/company's reports filed with the Securities and Exchange Commission. This disclosure is intended to satisfy: SEC Section 6, 6.01

Regulation FD, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.


8-K filing dtd November 8, 2005
www.infotonics.org/ResearchProjects/CompactPhotonicExplorers.asp
----------------------------------------------------------------
www.cunyphotonics.com www.
--------------------------
medisciencetech.com
-------------------
Mediscience SB-2 registration filing dated Dec.  23, 2004 effective Jan 12, 2005
--------------------------------------------------------------------------------
New England Journal of Medicine July-29-2004 (capsule endoscope technology) CITIGROUP/Smith Barney Analyst Report 10-1-2004 see Pg. 20 (MTC/Info tonics)

                                     Contact
Michael Engelhard, Pres/COO 201-818-0050 mengelhart@mediscience.com Peter Katevatis Esq. 215-485-0362 metpk@aol.com